UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

LEXMARK INTERNATIONAL, INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

529771107

(CUSIP Number)

Paul Friedman

BlueMountain Capital Management, LLC

280 Park Avenue, 5th Floor East

New York, New York 10017

212-905-3990

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2013

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 529771107	Page 2 of 32

(1)	Name of reporting persons. BlueMountain Capital Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 3,784,377
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,784,377
(11)	Aggregate amount beneficially owned by each reporting person 3,784,377
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 6.1%(1)
(14)	Type of reporting person (see instructions) IA

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 3 of 32

(1)	Name of reporting persons. BlueMountain GP Holdings, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 3,217,484
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,217,484
(11)	Aggregate amount beneficially owned by each reporting person 3,217,484
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 5.2%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 4 of 32

(1)	Name of reporting persons. Blue Mountain Credit Alternatives Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,525,314
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,525,314
(11)	Aggregate amount beneficially owned by each reporting person 1,525,314
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.5%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 5 of 32

(1)	Name of reporting persons. Blue Mountain CA Master Fund GP, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,525,314
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,525,314
(11)	Aggregate amount beneficially owned by each reporting person 1,525,314
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.5%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 6 of 32

(1)	Name of reporting persons. BlueMountain Long/Short Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 395,196
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 395,196
(11)	Aggregate amount beneficially owned by each reporting person 395,196
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 7 of 32

(1)	Name of reporting persons. BlueMountain Long/Short Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 395,196
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 395,196
(11)	Aggregate amount beneficially owned by each reporting person 395,196
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 8 of 32

(1)	Name of reporting persons. BlueMountain Distressed Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 87,663
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 87,663
(11)	Aggregate amount beneficially owned by each reporting person 87,663
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 9 of 32

(1)	Name of reporting persons. BlueMountain Distressed GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 87,663
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 87,663
(11)	Aggregate amount beneficially owned by each reporting person 87,663
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 10 of 32

(1)	Name of reporting persons. BlueMountain Strategic Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 189,521
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 189,521
(11)	Aggregate amount beneficially owned by each reporting person 189,521
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.3%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 11 of 32

(1)	Name of reporting persons. BlueMountain Strategic Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 189,521
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 189,521
(11)	Aggregate amount beneficially owned by each reporting person 189,521
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.3%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 12 of 32

(1)	Name of reporting persons. BlueMountain Timberline Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 94,832
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 94,832
(11)	Aggregate amount beneficially owned by each reporting person 94,832
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 13 of 32

(1)	Name of reporting persons. BlueMountain Credit Opportunities Master Fund I L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 944,022
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 944,022
(11)	Aggregate amount beneficially owned by each reporting person 944,022
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.5%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 14 of 32

(1)	Name of reporting persons. BlueMountain Credit Opportunities GP I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 944,022
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 944,022
(11)	Aggregate amount beneficially owned by each reporting person 944,022
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 1.5%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 15 of 32

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 75,768
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 75,768
(11)	Aggregate amount beneficially owned by each reporting person 75,768
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 16 of 32

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 75,768
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 75,768
(11)	Aggregate amount beneficially owned by each reporting person 75,768
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 17 of 32

(1)	Name of reporting persons. AAI BlueMountain Fund PLC*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ireland
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 45,501
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 45,501
(11)	Aggregate amount beneficially owned by each reporting person 45,501
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.
*	The shares of Common Stock are owned by BlueMountain Long/Short Credit and Distressed Reflection Fund, a sub-fund of AAI BlueMountain Fund PLC.

SCHEDULE 13D

CUSIP No. 529771107	Page 18 of 32

(1)	Name of reporting persons. BlueMountain Montenvers Master Fund SCA SICAV-SIF
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 426,560
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 426,560
(11)	Aggregate amount beneficially owned by each reporting person 426,560
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.7%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 19 of 32

(1)	Name of reporting persons. BlueMountain Montenvers GP S.à r.l.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 426,560
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 426,560
(11)	Aggregate amount beneficially owned by each reporting person 426,560
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.7%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

SCHEDULE 13D

CUSIP No. 529771107	Page 20 of 32

ITEM 1.	Security of the Issuer.

This Amendment No. 8 (this “Amendment No. 8”) amends the Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, as amended by Amendment No. 1 to the Schedule 13D filed on June 5, 2013, Amendment No. 2 to the Schedule 13D filed on June 13, 2013, Amendment No. 3 to the Schedule 13D filed on June 14, 2013, Amendment No. 4 to the Schedule 13D filed on July 30, 2013, Amendment No. 5 to the Schedule 13D filed on December 5, 2013, Amendment No. 6 to the Schedule 13D filed on December 9, 2013 and Amendment No. 7 to the Schedule 13D filed on December 16, 2013, relating to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc., a Delaware corporation (the “Issuer”). The Issuer’s principal executive office is located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged. Capitalized terms used and not defined in this Amendment No. 8 have the meaning set forth in the Schedule 13D. This Amendment No. 8 is being filed to amend Item 4, Item 5 and Item 7 of the Schedule 13D as follows:

ITEM 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended by deleting the reference to “4,415,001” in the first sentence thereof and replacing it with “3,784,377.”

ITEM 5.	Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a) and (b) The 3,784,377 shares of Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of December 31, 2013, represent approximately 6.1% of the issued and outstanding shares of Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Common Stock is as follows:

A.	Investment Manager

(a)	Amount beneficially owned: 3,784,377

Percent of class: 6.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 3,784,377.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 3,784,377.

SCHEDULE 13D

CUSIP No. 529771107	Page 21 of 32

B.	Ultimate General Partner

(a)	Amount beneficially owned: 3,217,484

Percent of class: 5.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 3,217,484.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 3,217,484.

C.	Credit Alternatives

(a)	Amount beneficially owned: 1,525,314

Percent of class: 2.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,525,314.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,525,314.

D.	BMCA GP

(a)	Amount beneficially owned: 1,525,314

Percent of class: 2.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,525,314.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,525,314.

SCHEDULE 13D

CUSIP No. 529771107	Page 22 of 32

E.	Long/Short Credit

(a)	Amount beneficially owned: 395,196

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 395,196.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 395,196.

F.	Long/Short Credit GP

(a)	Amount beneficially owned: 395,196

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 395,196.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 395,196.

G.	Distressed

(a)	Amount beneficially owned: 87,663

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 87,663.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 87,663.

SCHEDULE 13D

CUSIP No. 529771107	Page 23 of 32

H.	Distressed GP

(a)	Amount beneficially owned: 87,663

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 87,663.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 87,663.

I.	Strategic Credit

(a)	Amount beneficially owned: 189,521

Percent of class: 0.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 189,521.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 189,521.

J.	Strategic Credit GP

(a)	Amount beneficially owned: 189,521

Percent of class: 0.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 189,521.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 189,521.

SCHEDULE 13D

CUSIP No. 529771107	Page 24 of 32

K.	Timberline

(a)	Amount beneficially owned: 94,832

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 94,832.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 94,832.

L.	COF

(a)	Amount beneficially owned: 944,022

Percent of class: 1.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 944,022.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 944,022.

M.	COF GP

(a)	Amount beneficially owned: 944,022

Percent of class: 1.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 944,022.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 944,022.

SCHEDULE 13D

CUSIP No. 529771107	Page 25 of 32

N.	Kicking Horse

(a)	Amount beneficially owned: 75,768

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 75,768.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 75,768.

O.	Kicking Horse GP

(a)	Amount beneficially owned: 75,768

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 75,768.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 75,768.

P.	AAI

(a)	Amount beneficially owned: 45,501

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 45,501.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 45,501.

SCHEDULE 13D

CUSIP No. 529771107	Page 26 of 32

Q.	Montenvers

(a)	Amount beneficially owned: 426,560

Percent of class: 0.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 426,560.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 426,560.

R.	Montenvers GP

(a)	Amount beneficially owned: 426,560

Percent of class: 0.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 426,560.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 426,560.

The Investment Manager, each General Partner and the Ultimate General Partner, each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock of the Issuer.

(c) The following transactions in the Common Stock were effected by the Reporting Persons in the open market since the most recent filing of the Schedule 13D:

TradeDt	InsType	Fund	Ticker	Ccy	Number	ExecPrc	EqyType	Cpty
12/31/2013	Eqy	Credit Alternatives	LXK	USD	(4,506)	35.434405	Stock	BARCLN
12/31/2013	Eqy	Distressed	LXK	USD	(1,331)	35.434405	Stock	BARCLN
12/31/2013	Eqy	Timberline	LXK	USD	(1,474)	35.434405	Stock	BARCLN
12/31/2013	Eqy	COF	LXK	USD	(14,717)	35.434405	Stock	BARCLN
12/31/2013	Eqy	AAI	LXK	USD	(710)	35.434405	Stock	BARCLN
12/31/2013	Eqy	Strategic Credit	LXK	USD	(2,959)	35.434405	Stock	BARCLN
12/31/2013	Eqy	Kicking Horse	LXK	USD	(1,186)	35.434405	Stock	BARCLN
12/31/2013	Eqy	Long/Short Credit	LXK	USD	(5,937)	35.434405	Stock	BARCLN
12/31/2013	Eqy	Montenvers	LXK	USD	(6,792)	35.434405	Stock	BARCLN
12/30/2013	Eqy	Montenvers	LXK	USD	(5,823)	35.353029	Stock	BARCLN
12/30/2013	Eqy	Long/Short Credit	LXK	USD	(6,332)	35.353029	Stock	BARCLN
12/30/2013	Eqy	Distressed	LXK	USD	(1,592)	35.353029	Stock	BARCLN
12/30/2013	Eqy	AAI	LXK	USD	(835)	35.353029	Stock	BARCLN
12/30/2013	Eqy	Timberline	LXK	USD	(1,750)	35.353029	Stock	BARCLN
12/30/2013	Eqy	COF	LXK	USD	(17,499)	35.353029	Stock	BARCLN
12/30/2013	Eqy	Kicking Horse	LXK	USD	(1,406)	35.353029	Stock	BARCLN
12/30/2013	Eqy	Strategic Credit	LXK	USD	(3,526)	35.353029	Stock	BARCLN
12/27/2013	Eqy	Strategic Credit	LXK	USD	(74)	35.001699	Stock	BARCLN
12/27/2013	Eqy	COF	LXK	USD	(409)	35.001699	Stock	BARCLN
12/27/2013	Eqy	Kicking Horse	LXK	USD	(39)	35.001699	Stock	BARCLN
12/27/2013	Eqy	AAI	LXK	USD	(27)	35.001699	Stock	BARCLN
12/27/2013	Eqy	Long/Short Credit	LXK	USD	(466)	35.001699	Stock	BARCLN
12/27/2013	Eqy	Timberline	LXK	USD	(42)	35.001699	Stock	BARCLN
12/27/2013	Eqy	Distressed	LXK	USD	(5)	35.001699	Stock	BARCLN
12/26/2013	Eqy	Long/Short Credit	LXK	USD	(238)	35.019282	Stock	BARCLN
12/26/2013	Eqy	Strategic Credit	LXK	USD	(140)	35.019282	Stock	BARCLN
12/26/2013	Eqy	COF	LXK	USD	(697)	35.019282	Stock	BARCLN
12/26/2013	Eqy	Kicking Horse	LXK	USD	(56)	35.019282	Stock	BARCLN
12/26/2013	Eqy	AAI	LXK	USD	(33)	35.019282	Stock	BARCLN
12/26/2013	Eqy	Timberline	LXK	USD	(70)	35.019282	Stock	BARCLN
12/26/2013	Eqy	Distressed	LXK	USD	(65)	35.019282	Stock	BARCLN
12/26/2013	Eqy	Strategic Credit	LXK	USD	(656)	35.050526	Stock	BARCLN
12/26/2013	Eqy	COF	LXK	USD	(3,174)	35.050526	Stock	BARCLN
12/26/2013	Eqy	Kicking Horse	LXK	USD	(241)	35.050526	Stock	BARCLN
12/26/2013	Eqy	AAI	LXK	USD	(136)	35.050526	Stock	BARCLN
12/26/2013	Eqy	Timberline	LXK	USD	(317)	35.050526	Stock	BARCLN
12/26/2013	Eqy	Distressed	LXK	USD	(376)	35.050526	Stock	BARCLN
12/23/2013	Eqy	Distressed	LXK	USD	(1,281)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	Strategic Credit	LXK	USD	(2,920)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	COF	LXK	USD	(14,632)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	Timberline	LXK	USD	(1,472)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	Kicking Horse	LXK	USD	(1,188)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	AAI	LXK	USD	(722)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	Long/Short Credit	LXK	USD	(7,629)	35.037692	Stock	MSCSNY
12/23/2013	Eqy	Montenvers	LXK	USD	(10,881)	35.037692	Stock	MSCSNY
12/20/2013	Eqy	Montenvers	LXK	USD	(10,662)	35.032446	Stock	BARCLN
12/20/2013	Eqy	Long/Short Credit	LXK	USD	(9,481)	35.032446	Stock	BARCLN
12/20/2013	Eqy	Kicking Horse	LXK	USD	(1,898)	35.032446	Stock	BARCLN
12/20/2013	Eqy	Strategic Credit	LXK	USD	(4,747)	35.032446	Stock	BARCLN
12/20/2013	Eqy	AAI	LXK	USD	(1,140)	35.032446	Stock	BARCLN
12/20/2013	Eqy	COF	LXK	USD	(23,647)	35.032446	Stock	BARCLN
12/20/2013	Eqy	Timberline	LXK	USD	(2,376)	35.032446	Stock	BARCLN
12/20/2013	Eqy	Distressed	LXK	USD	(2,201)	35.032446	Stock	BARCLN
12/20/2013	Eqy	Timberline	LXK	USD	(173)	35.132602	Stock	BARCLN
12/20/2013	Eqy	Montenvers	LXK	USD	(7,562)	35.132602	Stock	BARCLN
12/20/2013	Eqy	Long/Short Credit	LXK	USD	(9,324)	35.132602	Stock	BARCLN
12/20/2013	Eqy	COF	LXK	USD	(31,910)	35.132602	Stock	BARCLN
12/20/2013	Eqy	Strategic Credit	LXK	USD	(10,147)	35.132602	Stock	BARCLN
12/20/2013	Eqy	Kicking Horse	LXK	USD	(6,100)	35.132602	Stock	BARCLN
12/20/2013	Eqy	Distressed	LXK	USD	(4,563)	35.132602	Stock	BARCLN
12/20/2013	Eqy	AAI	LXK	USD	(5,127)	35.132602	Stock	BARCLN
12/11/2013	Eqy	COF	LXK	USD	(5,001)	35.028528	Stock	BARCLN
12/11/2013	Eqy	COF	LXK	USD	(1,654)	35.028528	Stock	BARCLN
12/11/2013	Eqy	COF	LXK	USD	(247)	35.028528	Stock	BARCLN
12/10/2013	Eqy	COF	LXK	USD	(86,045)	35.16922	Stock	BARCLN
12/10/2013	Eqy	COF	LXK	USD	(34,362)	35.16922	Stock	BARCLN
12/10/2013	Eqy	COF	LXK	USD	(4,460)	35.16922	Stock	BARCLN
12/9/2013	Eqy	COF	LXK	USD	(57,319)	35.378326	Stock	BARCLN
12/9/2013	Eqy	COF	LXK	USD	(37,631)	35.378326	Stock	BARCLN
12/9/2013	Eqy	COF	LXK	USD	(3,515)	35.378326	Stock	BARCLN

ITEM 7.	Material to be Filed as Exhibits.

The following shall be added to the end of Item 7.

9. Joint Filing Agreement dated January 2, 2014, attached as Exhibit 9 hereto.

SCHEDULE 13D

CUSIP No. 529771107	Page 27 of 32

SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: January 2, 2014

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
BY:	BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
BY:	BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
BY:	BLUEMOUNTAIN DISTRESSED GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

SCHEDULE 13D

CUSIP No. 529771107	Page 28 of 32

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY:	BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY:	BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P.
BY:	BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY:	BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED REFLECTION FUND, A SUB-FUND OF AAI BLUEMOUNTAIN FUND PLC
BY:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

SCHEDULE 13D

CUSIP No. 529771107	Page 29 of 32

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY:	BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)